EXHIBIT 8(r)

Ameritas Life Insurance Corp. 5900 O Street / Lincoln, NE 68510

July 1, 2014

Re:	Novation to:

Dear Fund Partner:

The Union Central Life Insurance Company ("Union Central Life") will be merging with and into its parent company Ameritas Life Insurance Corp. ("Ameritas Life") currently scheduled to be effective July 1, 2014 (the "Merger").

Your companies and/or related trusts have agreements with Union Central Life pursuant to which a trust acts as an investment vehicle for separate accounts established by Union Central Life for variable life insurance, variable annuity, and/or group variable annuity contracts.

As a result of the Merger, the Agreements are amended, to the extent applicable, to provide that Ameritas Life will act in all capacities in substitution for Union Central Life.

As a result of the Merger, all rights, duties and obligations arising under the Agreements to which Union Central Life is a party will be effectively assumed by Ameritas Life, which company will assume all rights.

To the extent applicable, the Agreements are amended to reflect the name change for the Separate Account named "The Union Central Life Insurance Company Separate Account G" to "Ameritas Life Insurance Corp. Separate Account G-2" as a result of the Merger.  The separate account names for Carillon Account and Carillon Life Account shall remain the same.

To the extent applicable law and/or any of the Agreements require prior written consent for the novation and continuation of the Agreements, please sign below indicating such consent to Ameritas' assumption of the rights, duties and obligations of Union Central Life.

To the extent that provisions of the Agreements and this Amendment are in conflict, the terms of this Amendment shall control.  Except to the extent amended by this Amendment, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects.

The effective date of this Amendment is the actual closing date of the merger, and such effectiveness is conditioned upon the closing of the merger.  Ameritas Life will notify the other parties hereto of any changes in the scheduled closing date.

Signatures on next page.

IN WITNESS WHEREOF, the undersigned has caused this letter agreement to be executed as of the date first above written.

AMERITAS LIFE INSURANCE CORP.	THE UNION CENTRAL LIFE INSURANCE
COMPANY
By: __________________________________	By: __________________________________
Name: Robert C. Barth	Name: Robert C. Barth
Title: Senior Vice President, &	Title: Senior Vice President and
Chief Financial Officer	Chief Financial Officer

FUND COMPANY
By: __________________________________
Name: ________________________________
Title: _________________________________